Exhibit 10.11

June 20, 2014

Ms. Amanda Cola

24 Sonrisa Trail

Santa Fe, NM 87506

Re:	Employment Offer: Business Operations Manager

Dear Ms. Cola,

I am pleased to offer you a 1-year, limited-term position as the Business Operations Manager with Sigma Labs, Inc., effective on July 21, 2014. Your annual salary will be in the amount of $90,000 and you will be paid bi-monthly on an exempt basis. You will be exempt from minimum wage and overtime pay requirements and you will report to the Board of Directors of Sigma Labs, Inc. Our employment relationship will be terminable at-will, which means that either you or Sigma Labs, Inc. may terminate your employment at any time and for any reason.

As a regular full-time employee, you are eligible to receive medical, dental, life, short & long-term disability, participate in the Section 125 Cafeteria Plan, vision plan, accrue annual leave and receive holiday benefits. If you elect insurance benefits, please return all paperwork to me no later than your start date for coverages to begin at the earliest possible date. Please note that all insurance coverages are based upon meeting the insurance company’s enrollment requirements. If you choose not to elect any of the coverages, you will need to complete a waiver form, which will be provided.

Sigma Labs has a Stock Incentive Plan and wants to acknowledge the key nature and value of your position to the long term success of the company by granting you two (2) million shares of common stock (“Stock”). The shares of stock will vest in accordance with the following schedule: (i) 25% of the shares of Stock will vest immediately upon execution of the Letter Agreement for Grant of Restricted Stock; and (ii) provided you are in the employ of the company at each of the following dates, 25% of the shares of Stock will vest of July 21, 2015, 2016 and 2017 (collectively, the “Unvested Shares”).

Regarding location of your assigned position, Sigma Labs recognizes that you will execute the primary duties of your position at its offices located at 100 Cienega Street, Suite C, Santa Fe, NM 87501.

If you have questions concerning the terms stated in this letter, please let me know. Otherwise, please note your acceptance of this offer by signing in the space provided below. Upon completion, please PDF and send it to me via email no later than June 30, 2014. Please mail all original documentation to the address provided below. Nothing written in this letter changes our at-will employment relationship either implied, in writing or orally into a contract.

I sincerely hope that you find the terms of this offer to be acceptable, and we look forward to a mutually rewarding association.

Sincerely,

/s/ Michael M. Thacker

Michael M. Thacker

Director and Secretary

Attachment: Letter Agreement for Grant of Restricted Stock

Position Accepted By:

/s/ Amanda L. Cola	7-18-14
Amanda L. Cola	Date

July 21, 2015

Ms. Amanda Cola

24 Sonrisa Trail

Santa Fe, NM 87506

Re:	Conversion from Limited-Term Position to Regular Full-Time Position

Dear Ms. Cola,

I am pleased to notify you that the Board of Directors has approved converting your position as Business Operations Manager for Sigma Labs from a limited-term position to a regular full-time position effective on July 21, 2015.

You will continue to report to the Board of Directors of Sigma Labs.

I sincerely look forward to a continued and mutually rewarding association.

Sincerely,

/s/ Michael M. Thacker

Michael M. Thacker

Director and Secretary